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                                                                    Exhibit 99.4

                                                                  Media Contact:
                                                                  Robert L. Carl
                                                                  Vice President
                                            Investor, Public and Media Relations
                                                                  (949) 863-8500

[LOGO Prandium. Inc.]


FOR IMMEDIATE RELEASE

PRANDIUM PREPACKAGED REORGANIZATION PLAN CONFIRMED

Irvine, California, June 21, 2002 - Prandium, Inc., (OTCBB: PDIMQ) announced that the U.S. Bankruptcy Court in Santa Ana, California, signed an order on Thursday, June 20, 2002 to confirm the company's prepackaged reorganization plan that it filed on May 6, 2002. The company expects the plan to become effective in or about the first week in July, 2002 or as soon as practicable thereafter.

"Yesterday's court confirmation of Prandium's reorganization plan is exceptional in that our team required only 46 days from initial filing to confirmation," said Kevin Relyea, Prandium Chairman and CEO. "Prandium is focused on executing its plan and delivering value to all of our stakeholders."

Prandium owns and operates a portfolio of over 170 full-service and fast-casual restaurants including Chi-Chi's, Koo Koo Roo, and Hamburger Hamlet. Prandium, Inc. is headquartered in Irvine, California. To contact the company call (949) 863-8500, or link to www.prandium.com.

This press release contains certain forward looking statements and comments, including information about management's view of the Company's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Prandium, Inc., its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the ability of the Company to complete its reorganization plan; the ability of the Company to sell the Hamburger Hamlet restaurant chain on acceptable terms; the continuing development of successful marketing strategies for each of the Company's concepts; the effect of national and regional economic conditions; the availability of adequate working capital; competitive products and pricing; changes in legislation; demographic changes; the ability to attract and retain qualified personnel; changes in business strategy or development or divestment plans; business disruptions; changes in consumer preferences, tastes and eating habits; and increases in food, labor and utility costs. These risks and others are discussed from time to time in the periodic reports and filings of Prandium, Inc. with the Securities and Exchange Commission, including but not limited to its Form 10-Ks and Form 10-Qs.

Prandium, Chi-Chi's, Koo Koo Roo and Hamburger Hamlet are registered trademarks or service marks of their respective holders.(C) Prandium, Inc. 2002. All rights reserved.

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